SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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TESSCO Technologies Incorporated
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TESSCO Technologies Incorporated
11126 McCormick Road
Hunt Valley, Maryland  21031

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PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
July 21, 2011

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Supplemental Material

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PLEASE NOTE:  The following items in the TESSCO Technologies Incorporated Proxy Statement for the 2011 Annual Meeting of Shareholders scheduled to be held on July 21, 2011, have been amended and restated, or supplemented, as the case may be:

Pages 12 through 20

Proposal No. 3

In connection with the submission of proposed amendments to the Company’s Second Amended and Restated 1994 Stock and Incentive Plan (the 1994 Plan) to increase the number of shares available for awards thereunder and to extend the termination date of the 1994 Plan, the Board of Directors made certain determinations with regard to equity award issuances over the next three fiscal year periods (fiscal 2012, 2013 and 2014).  These determinations, as discussed on page 14 of the Proxy Statement, were made in order to meet criteria established by institutional shareholders or organizations that advise them on voting matters.  The Company has since been advised that the calculation of the average annual rate of awards over the three fiscal year period must be determined on the basis of a weighted average number of shares of common stock outstanding during each of these years, as opposed to the number of shares projected to be outstanding at the end of each fiscal year.

Accordingly, the first sentence of the paragraph appearing on page 14 of the Proxy Statement, and beginning with the words “In order to”, is amended and restated to read as follows:  “In order to address possible concern regarding the number of equity awards that may be granted in a given fiscal year, the Board of Directors has determined that it will not, absent shareholders approval indicating or permitting otherwise, make equity awards over the following three fiscal year periods (fiscal 2012, 2013 and 2014), under the 1994 Plan or otherwise, for a number of shares in excess of an average annual rate over the three year period equal to 5.84% of the weighted average number of shares of common stock outstanding during each fiscal year.”

Institutional shareholders or their advisers have also expressed a concern as to language appearing in Section 9(c)of the 1994 Plan which details the discretion afforded to the Compensation Committee of the Board of Directors to accelerate or eliminate restriction periods applicable to certain awards granted under the 1994 Plan, including in anticipation of certain change in control transactions.  In response to this concern, the Board of Directors has approved an additional amendment to the 1994 Plan, effective as of approval by the shareholders of Proposal No. 3 at the Annual Meeting, pursuant to which Section 9(c) would read as follows:

“(c) ACCELERATION.            Except as otherwise provided hereunder, the Committee may in its discretion, accelerate the time in which an outstanding Award granted hereunder may be exercised.  With respect to Restricted Stock, in connection with the consummation of a public tender offer for all or any portion of the shares of the Company, or consummation of a merger or consolidation of the Company with another entity, the Committee, in its sole discretion, may shorten or eliminate the Restriction Period consistent with the best interests of the Company.”

Accordingly, approval by the shareholders of Proposal No. 3 will also result in the amendment of Section 9(c) of the 1994 Plan as described above becoming effective.

Proposal No.4

As described above in connection with Proposal No.3, Section 9(c) of the 1994 Plan has been amended by the Board of Directors, effective upon approval of Proposal No.3.  Therefore, all references in Proposal No 4 to the “1994 Plan” should be construed accordingly.

Summary Compensation Table

In the Summary Compensation Table appearing on page 27 of the Proxy Statement, the value set forth in the row corresponding to fiscal year 2011 compensation for Robert B. Barnhill, Jr., under the column headed “Total”, should read “$1,571,840”, not “$1,385,250” as originally set forth.   This change is responsive to an error in the summation of the values in the columns appearing to the left of the “Total” column, all of which values remain unchanged.

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